EXHIBIT 10.11

                          REVISED EMPLOYMENT AGREEMENT
                                     BETWEEN
                 NET/TECH INTERNATIONAL, INC. AND GLENN E. COHEN


WHEREAS Net/Tech International, Inc. (hereafter NTTI) is desirous of employing Glenn E. Cohen (hereafter Cohen) as President and Chief Operating Officer.

WHEREAS Glenn E. Cohen is desirous of being employed by NTTI as President and Chief Operating Officer.

ACKNOWLEDGEMENTS

It is hereby acknowledge that Cohen is currently serving as President and Chief Operating Officer of NTTI and has been since the beginning of calendar year 1996. 1996 salary for Cohen is $25,000 (twenty-five thousand dollars). In addition, it is acknowledged that on January 3, 1996, Cohen received a NTTI stock option for 100,000 (one hundred thousand) shares of NTTI authorized but unissued shares at $.50 (fifty cents) per share. It is also hereby acknowledged that Cohen has been elected to the NTTI Board of Directors. This agreement shall cover the time period beginning January 1997.

It is hereby agreed for good and valuable consideration:

1.  TERM

This employment agreement shall be for a term of 4 (four) years beginning January 1997 and continuing to January 2001.

2.  SALARY

Cohen's base salary for the 4 (four) year period shall be $100,000 (one hundred thousand dollars) per year, payable bi-weekly.

         a.   BONUS   Cohen shall have the potential to receive bonus income as
follows:

         Cohen shall receive 5% (five percent) of pretax profits generated from the Hygiene Guard, sterilization unit (Sterm-Eze) and Battery-less Remote Control Technology, currently owned by NTTI. Also, if NTTI acquires a company or technology with no marketing capabilities or insignificant revenues, any increase as a result of Cohen's activities in marketing will be credited toward the 5% (five percent) determining factor in computing Cohen's bonus income. Maximum compensation under this agreement (salary & bonus) shall not exceed $250,000 (two hundred and fifty thousand dollars) annually.


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3.  STOCK OPTIONS

In addition to options already received, on January 1, 1997, Cohen shall receive a stock option to purchase an additional 100,000 (one hundred thousand) shares of NTTI's authorized but unissued, common stock. Exercise price shall be one-half the average between the Bid and Ask price of NTTI stock on January 15, 1997, or $1.00 (one dollar) per share, whichever is greater. Exercise subject to SEC Rule 14 holding period.

4.  REGISTRATION

If Cohen exercises and pays NTTI for existing stock options or options contemplated in this agreement, NTTI agrees to register Cohen's shares from these options if and when NTTI completes a stock registration.

5.  TIME

It is understood and agreed that Cohen shall devote such time as deemed necessary for performance of his duties as President and Chief Operating Officer. It is further understood that Cohen is involved in other business activities that would not interfere with his ability to perform his duties as President and Chief Operating Officer.

6.  HEALTH INSURANCE

NTTI shall provide Cohen with a mutually acceptable health insurance plan.

Dated Nov. 6, 1996
Agreed To:
                                      NET/TECH INTERNATIONAL, INC.



/s/ GLENN E. COHEN       11/7/96      /s/ FREDERICK S. WILHELM, JR.     11/17/96
--------------------------------      -----------------------------------------
                           Date       Frederick S. Wilhem, Jr.             Date


                                      /s/ DANIEL D. RICHARD
                                      ---------------------
                                      Daniel D. Richard



                                      /s/ JOSEPH PRIVETERA
                                      --------------------
                                      Joseph Privetera